Exhibit 10.31

27275 Haggerty Rd.

Suite 680

Novi, MI 48377

Tel. (248) 675-6000

Fax (248) 675-6200

February 1, 2006

Mr. Paul Radkoski

Dear Paul:

I am pleased to extend you an offer to join Tower Automotive’s leadership team as Sr. Vice President, Global Purchasing. As a member of the Enterprise Leadership Team, you will be recommended for appointment as an officer of the Company at the first Board of Directors’ Meeting after your start date. Attached are the details of our offer. Please indicate your acceptance by signing and returning the signature page to me.

I personally look forward to welcoming you as part of our team and look forward to supporting you as we work together to build the future Tower Automotive.

Sincerely,

/s/ Kathleen Ligocki
Kathleen Ligocki
President & CEO

Accepted by:

/s/ Paul Radkoski	2/7/06
Paul Radkoski	Date

Preferred start date:	4/1/06

Paul Radkoski

Employment Offer

February 1, 2006

1.	Employer:	Tower Automotive, Inc. 27275 Haggerty Road; Suite 680 Novi, Michigan 48377 248-675-6000 248-675-6494 (FAX)

2.	Position:	Sr. Vice President, Global Purchasing

3.	Leaders:	Kathleen Ligocki, President & CEO

4.	Assignment Location:	Novi, Michigan

5.	Base Compensation:	$275,000 annual salary. Compensation is reviewed annually using individual performance and market data factors. Your next salary review will occur in 2007 during the normal cycle of salary reviews.

6.	Incentive Compensation:

Tower Automotive Annual Performance Incentive Plan:

•Individual target as a percent of base pay: 50%

•The plan is based on achievement of company financial and non-financial goals, with a payout potential of up to 150% of individual target.

•Tower Automotive will guarantee 50% ($68,750) of your 06 target, payable in March of 2007.

7.	Long-Term Incentive:	Due to Tower Automotive’s current Chapter 11 status, long-term incentive plans are currently suspended. However, to replace these plans during this period, Tower Automotive is able to offer you retention payments under its Key Employee Retention Plan (KERP). These payments will be made in two equal installments of $55,000 sign-on and six months after emergence. Upon acceptance of this offer, you will be provided with a separate agreement on these retention payments.

8.	Flexible Perquisite Allowance:	$12,000 annual taxable allowance for vehicle and other perquisite expenses. This amount is paid ratably on the regular twice-monthly pay. Mileage for business use is reimbursed at the Car Allowance Plan rate (currently $.23 per mile, subject to change upon review of IRS maximum).

9.	Health and Welfare:	Tower Automotive provides a PPO Medical Plan, Dental Coverage, Life Insurance, Short-Term Disability and Long-Term Disability.

10.	401(k):	Tower Automotive offers a 401(k) Retirement Plan which allows up to 100% deferral of a colleague’s base salary and incentive compensation.

11.	Vacation:	Given your level of Role and Responsibilities, we take a flexible approach to vacation time, consistent with our efforts to meet the appropriate balance in our lives. You will work directly through your leader for timing and the amount of vacation. Typical vacation time used for a person at your level is four weeks per year.

12.	Change in Control Agreement:	You will be covered by a Change In Control Agreement that provides for two (2) year of salary, incentive compensation and health benefits in the event there is a qualifying Change In Control of the Company and a termination of your employment under certain conditions, or if your responsibilities are diminished without consent. While the establishment of Change In Control Agreements is subject to approval of the Board of Directors this agreement reflects commitment, of above referenced terms, for the period to three years from your initial start date.

13.	Salary Continuation:	Officers of Tower Automotive do not receive employment agreements or contracts, other than the Change In Control Agreement. However, if your employment is terminated, within the first two years of your employment, you will be entitled to salary continuation equal to one year of base salary and an annual bonus at 1 times (1x) pay-out factor, if your employment is terminated other than for “Cause” (As that term is defined in the Change-In-Control agreement referenced above). After that period, you will be covered by the normal executive salary continuation provisions.

A summary of compensation and benefit plans will be sent to your home via express mail.

This offer is contingent upon the successful completion of a background check and health physical including a drug screen. An employment application is included in this package. The application must be completed and returned ASAP in order to initiate the background check.

If you have any questions in the interim, please contact me Sharon Wenzl at 248-675-6253.